U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

SEMI-ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

CAM GROUP, INC.
(Exact name of issuer as specified in its charter)

Commission File Number: 024-12339

Nevada	57-1021913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5900 Balcones Drive, Suite 100

Austin, TX 78731
(Full mailing address of principal executive offices)

214-876-5455

(Issuer’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A: Common Stock, par value $0.0001 per share.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

The information contained in this report includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of the Company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates”, “believes”, “continue”,“could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting the Company will be as currently anticipated. These forward-looking statements involve a number of risks,uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under “Item 1. Business—Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ITEM 1. BUSINESS

Overview

CAM Group, Inc., a Nevada corporation seeks to provide the military defense, government, and commercial customers around the world (mostly NATO countries) with Mission-Critical Products and Solutions with ability to rapidly mitigate threats faster than ever before, suporting national security, finance, and technology. Determined to lead on Critical Infrastructure and Key Resources (CIKR), Protection Encryption and Cybersecurity; Intelligence, Surveillance, and Reconnaissance (ISR).

CAM Group, Inc., a Nevada corporation, seeks to operates as Consolidated Aerospace Manufacturing Defense Group, and serves the military defense, government, and commercial customers around the world with the ability to rapidly mitigate threats faster than ever before, suporting national security, finance, and technology. Leaders on Critical Infrastructure and Key Resources (CIKR), Protection Encryption and Cybersecurity; Intelligence, Surveillance, and Reconnaissance (ISR).

CAM Group, Inc., formerly known as “RT Technologies, Inc.”, was originally incorporated as Savannah River Technologies, Inc. under the laws of the State of South Carolina on March 2, 1995. On July 20, 2007, the Company formed a corporation pursuant to the laws of the State of Nevada. On August 11, 2007, the stockholders of the Company approved a change of corporate domicile which resulted in the dissolution of the South Carolina Corporation and the Company became domiciled in the State of Nevada. On September 13, 2012, the Company changed its name to CAM Group Inc. (“CAMG”) to more accurately reflect its business after a stock exchange transaction set forth below.

The company previously had business dealings with several Chinese businesses prior to abandoning its businesses, operations and subsidiaries by 2015 (“Abandonment”). Prior to the abandonment, on April 17, 2012, CAMG acquired in an all-stock transaction, China Agriculture Media Group Co., Ltd, which was incorporated on March 30, 2011 under the laws of Hong Kong. During the same period, CAMG also established CAM Hebei as a China-based domestic enterprise and wholly owned subsidiary. Furthermore, prior to the abandonment, CAMG tried unsuccessfully, to build its core business in advertising, wholesale and retail sales and is analyzing new market opportunities that would allow management to strategically expand into additional profitable and synergistic markets.

By 2015, the Company had abandoned its business and failed to take steps to dissolve, liquidate and distribute its assets. By August 18, 2015, the Company filed Form 15-12G with the SEC to terminate its reporting obligations under the 1934 Act. After their March 31, 2015 quarterly reports, filed on May 20, 2015, the Company stopped all forms of making public report of its operation and financial results. It had also failed to meet the required reporting requirements with the Nevada Secretary of State, hold an annual meeting of stockholders and pay its annual franchise tax from 2015 to 2021 which resulted in its Nevada charter being revoked.

Following the abandonment, the company lost all of its assets and subsidiaries including those assets and subsidiaries located in China and Hong Kong, PRC. On June 4, 2021, a shareholder filed a petition for custodianship, with the District Court, Clark County, Nevada and was appointed as the custodian of the Company on June 29, 2021. as at the time of the initiation of the custodianship. As of the date of the custodianship petition filing, the company had no assets and no existing subsidiary.

Following the grant of custodianship on June 29, 2021, the Company’s Nevada charter was reinstated immediately, and all required reports were filed with the State of Nevada soon after. The Company remains active as of the date of this report and is currently taking steps to provide adequate current public information to meet the requirements under the Securities Act of 1933. The custodian was not able to recover any of the Company’s accounting records from previous management but was able to get the shareholder information hence the Company’s outstanding common shares were reflected in the equity section of the accompanying unaudited financial statements for fiscal year ended 2022 and 2021.

On May 17, 2021, Alpharidge Capital, LLC, a shareholder of the Company, served a demand to the Company, at last address of record, to comply with the Nevada Secretary of State statues N.R.S. 78.710 and N.R.S. 78.150. On June 4, 2021, a petition was filed against the Company in the District Court of Clark County, Nevada, entitled “In the Matter of CAM Group, Inc., a Nevada corporation” under case number A-21-835793-C by Alpharidge Capital, LLC, along with an Application for Appointment of Custodian, after several attempts to GET prior management to reinstate the Company’s Nevada charter, which had been revoked.

On June 03, 2021, the District Court of Clark County, Nevada entered an Order Granting Application for Appointment of Alpharidge Capital, LLC (the “Order”), as Custodian of the Company. Pursuant to the Order, the Alpharidge Capital, LLC (the “Custodian”) has the authority to take any actions on behalf of the Company, that are reasonable, prudent or for the benefit of pursuant to, including, but not limited to, issuing shares of stock and issuing new classes of stock, as well as entering in contracts on behalf of the Company. In addition, the Custodian, pursuant to the Order, is required to meet the requirements under the Nevada charter.

On June 29, 2021 the Custodian sold to itself, four (4) million shares of the Preferred Stock, at par value of $0.001, in exchange for $15,000 which the Company used to fund the reinstatement of the Company with the State of Nevada, settlement of the Stock Transfer Agent’s balance. The Series A Preferred Stock has 80% voting rights over all classes of stock. CED Capital also undertook to make all reasonable efforts to provide adequate current public information to meet the requirements under the Securities Act of 1933.

On June 29, 2021, the Custodian appointed Frank I Igwealor, who is associated to Alpharidge Capital, LLC., as the Company’s sole officer, secretary, treasurer and director.

The purchaser of four (4) million shares of Series A Preferred Stock has control of the Company through super voting rights over all classes of the Company’s common stock. However, the court appointed control still remains with the Custodian until the Custodian files a petition with the District Court of Clark County, Nevada to relinquish custodianship and control of the Company.

On June 28, 2021, the Company filed a Certificate of Revival with the Secretary State of the State of Nevada, which reinstated the Company’s charter and appointed a new Resident Agent in Nevada.

On March 22, 2022, Alpharidge Capital, LLC., the holder four (4) million shares of Series A Preferred Stock of the Company entered into an agreement to sell the shares to Technomeca Defense, Inc., a Texas aerospace company controlled by Mr. Rafael Pinedo. Mr. Pinedo operates an amalgamated Defense and Aerospace operations/assets with the business headquartered at 5900 Balcones Drive, Suite 100, Austin, TX 78731, Texas. Mr. Pinedo was appointed the Company’s President and CEO. As part of his future plan for the company, Mr. Pinedo envisaged making multiple major acquisitions in the United States. Additionally, he also plans to make smaller and minor acquisitions from NATO countries to give the company some global reach within the NATO defense spectrum. One of the minor potential future acquisition identified by Mr. Pinedo is Technomeca Aerospace, Inc. An Austin Texas company with a subsidiary operation in Spain located at Mendelu Kalea, 53, 20300 Hondarribia, Gipuzkoa, Spain.

On September 27, 2024, Alpharidge Capital, LLC., the holder four (4) million shares of Series A Preferred Stock of the Company sold the four (4) million shares to Opportunity Zones Capital LLC., a California limited liability company controlled by Mr. Ambrose Egbuonu. Opportunity Zones bought the shares subject to the sale agreement that was previously entered into between Alpharidge and Technomeca Defense, Inc. Once the principals of Technomeca Defense, Inc. has performed the conditions precedent to the effectuation of the sales agreement, Opportunity Zones would transfer the four (4) million shares to Technomeca Defense, Inc. or its assignees.

Although the company is optimistic that it could acquire Technomeca Aerospace, Inc. As one of its subsidiaries, there is no guarantee that the acquisition will go through. The company has not entered into a binding acquisition agreement or a binding letter of intent with Technomeca Aerospace, Inc.

On August 16, 2022, the Company was informed about a court order against the Company emanating from litigation actions of the Company’s previous management. The court order created a $2,202,702.75 liability against the Company. While the court order has been appealed promptly, and the Company’s Attorney believes the award would be overturned, the Company expresses no assurance or guarantee that the liability would be overturn at the appeal.

The appeal was filed on March 03, 2023, at the Nevada Supreme Court No. 85378, by the Law Offices of Gordinier Kang & Kim, LLP and Lemons, Grundy & Eisenberg. Not withstanding the assurances of the attorneys about the appeal, we could lose the appeal and still be subject to the judgment liability identified above. If we fail to overturn the judgment, the company would automatically become insolvent because it does not have the cash or assets with which to payoff the liability.

The judgment was issued by the District Court of Clark County, Nevada. The plaintiffs in the litigation that resulted in judgment against the company were two of the company’s shareholders. Even though it was a derivative action, the company had no current or prior relationship with the plaintiffs other than that they are shareholders of the company. They were acting independent of the company.

The initial suit was a derivative action brought by Capital Advisor. LLC, a Utah limited liability company and Danzig, Ltd., a North Carolina corporation, individually and derivatively on behalf of nominal defendant CAM Group as plaintiff, against the defendants who were previously senior management of CAM Group. Somewhere between discovery and the court date, defendant had offered a settlement which was rejected by the plaintiffs.

The counter-claim by defendants was for Attorney fees and other cost as a consequence of the plaintiffs’ failure to obtain a more favorable outcome than the settlement previously offered to the plaintiffs by the defendants.

The judgment from the District Court of Clark County, Nevada was related to a derivative action by Capital Advisor. LLC, a Utah limited liability company and Danzig, Ltd., a North Carolina corporation, individually and derivatively on behalf of nominal defendant CAM Group as plaintiff. The derivative action was against two of the company’s previous management namely Wei Xuan Luo and Wei Heng Cai as defendants. However, the judgment awarded Attorney Fees and Cost to the Defendants against the plaintiff. The court found that plaintiff had previously rejected defendant valid offers in the amount of $300,000 and $30,000 respectively, and pursued the litigation. Court found that the rejection of the offer without obtaining a more favorable judgement entitled the offeror of post-offer cost and expenses recovery from the offeree under NRCP 68(f).

Current Operations

The company’s current operations comprise of business planning, research and development, and identification of potential acquisition targets. Presently, the Company has completed its business plan to become a defense contractor, that aims to provide cutting-edge defense solutions to government and military clients worldwide; with a focus on innovation, quality, and reliability, we aim to become a trusted partner in the defense industry.

Products and Services:

Based on our research and development, the we believe that our projected aerospace defense contractor business will offer a range of products and services tailored to meet the specific needs of defense organizations:

●  Defense Systems and Equipment: Design, development, and production of advanced defense systems, including missiles, aircraft, unmanned aerial vehicles (UAVs), and electronic warfare systems.

●  Maintenance and Upgrades: Comprehensive maintenance, repair, and upgrade services to ensure the operational readiness and longevity of defense equipment.

●  Consulting and Training: Expert consultancy services for defense strategy, technology integration, and training programs to enhance the capabilities of military personnel.

Market Analysis:

●  Target Market: Government and military organizations globally that require state-of-the-art defense solutions.

●  Industry Analysis: Evaluation of the current aerospace defense market, including market size, growth trends, and major competitors.

●  Competitive Advantage: Identify key factors that differentiate our company, such as technological innovation, expertise, and cost-effectiveness.

Marketing and Sales Strategy:

●  Branding and Positioning: Develop a strong brand identity and positioning that emphasizes our commitment to cutting-edge technology, reliability, and customer satisfaction.

●  Marketing Channels: Utilize a mix of traditional and digital marketing channels to reach potential clients, including industry conferences, trade shows, online advertising, and social media.

●  Sales Approach: Implement a consultative sales approach, building long-term relationships with clients by understanding their needs and providing tailored solutions.

●  Strategic Partnerships: Form alliances with complementary technology providers and industry leaders to expand our reach and offer comprehensive solutions.

Operations and Manufacturing:

●  Facilities: Establish state-of-the-art facilities for research and development, engineering, manufacturing, and testing, adhering to industry standards and regulations.

●  Supply Chain Management: Develop a robust supply chain network to ensure the timely procurement of high-quality materials, components, and subsystems.

●  Quality Assurance: Implement rigorous quality control processes to meet or exceed industry standards and achieve customer satisfaction.

●  Intellectual Property: Safeguard intellectual property rights through patents, trademarks, and trade secrets, ensuring our competitive advantage is protected.

Management and Team:

We intends to assemble a team of experienced professionals with expertise in aerospace engineering, defense technology, project management, and business development to assist us in build the operations of the company. As of the date of this Report, the Company has 3 employees, including its officers, of which 2 are full-time. There is no collective agreement between the Company and its employees. The employment relationship between employees and the Company is individual and standard for the industry. The success of this Offering will help the Company to staff up its operations as needed.

In view of the above, the Company plans to hire qualified and competent hands to occupy the following positions;

  Chief Operating Officer
  Human Resources and Admin Manager
  Sales and Marketing Executive
  Accountant
  Acquisitions Executive

Employees

As of the date of this report, the Company has 2 employees, including its officers, of who are non-W2 but devote more than 30 hours per week to our operation. There is no collective agreement between the Company and its employees. The employment relationship between employees and the Company is individual and standard for the industry.

All new hiring would be limited to the success of this offering and our budgeted amount for headcount.

Property

We maintain an administrative head office at 5900 Balcones Drive, Suite 100, Austin, TX 78731. These facilities and office space are sufficient for our current needs.

Intellectual Property

CAMG does not presently have any intellectual property.

Regulation

While CAMG has zero regulatory assets.

Litigation

On August 16, 2022, the Company was informed about a court order against the Company emanating from litigation actions of the Company’s previous management. The court order created a $2,202,702.75 liability against the Company.

While the court order has been appealed promptly, and the Company’s Attorney believes the award would be overturned, the Company expresses no assurance or guarantee that the liability would be overturn at the appeal. The appeal was filed on March 03, 2023, at the Nevada Supreme Court No. 85378, by the Law Offices of Gordinier Kang & Kim, LLP and Lemons, Grundy & Eisenberg. Not withstanding the assurances of the attorneys about the appeal, we could lose the appeal and still be subject to the judgment liability identified above. If we fail to overturn the judgment, the company would automatically become insolvent because it does not have the cash or assets with which to payoff the liability.

The judgment was issued by the District Court of Clark County, Nevada. The plaintiffs in the litigation that resulted in judgment against the company were two of the company’s shareholders. Even though it was a derivative action, the company had no current or prior relationship with the plaintiffs other than that they are shareholders of the company. They were acting independent of the company. The initial suit was a derivative action brought by Capital Advisor. LLC, a Utah limited liability company and Danzig, Ltd., a North Carolina corporation, individually and derivatively on behalf of nominal defendant CAM Group as plaintiff, against the defendants who were previously senior management of CAM Group. Somewhere between discovery and the court date, defendant had offered a settlement which was rejected by the plaintiffs.

The counter-claim by defendants was for Attorney fees and other cost as a consequence of the plaintiffs’ failure to obtain a more favorable outcome than the settlement previously offered to the plaintiffs by the defendants.

The judgment from the District Court of Clark County, Nevada was related to a derivative action by Capital Advisor. LLC, a Utah limited liability company and Danzig, Ltd., a North Carolina corporation, individually and derivatively on behalf of nominal defendant CAM Group as plaintiff. The derivative action was against two of the company’s previous management namely Wei Xuan Luo and Wei Heng Cai as defendants. However, the judgment awarded Attorney Fees and Cost to the Defendants against the plaintiff. The court found that plaintiff had previously rejected defendant valid offers in the amount of $300,000 and $30,000 respectively, and pursued the litigation. Court found that the rejection of the offer without obtaining a more favorable judgement entitled the offeror of post-offer cost and expenses recovery from the offeree under NRCP 68(f).

Website

https://camgdefense.com

RISK FACTORS

The purchase of the Company’s Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Shares offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the Shares. An investment in the Company may not be suitable for all recipients of this Report. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in the light of your personal circumstances and the financial resources available to you.

The discussions and information in this Report may contain both historical and forward- looking statements. To the extent that the Report contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results may differ from the Company’s current expectations.

Before investing, you should carefully read and carefully consider the following risk factors:

Risk Factors Summary

●	The U.S. Government and NATO and NATO would provide a significant portion of our revenue, and our business could be adversely affected by changes in the fiscal policies of the U.S. Government and NATO and NATO governmental entities.
●	We may lose the benefit of a Regulation A exemption in the event our principal place of business shifts to outside the United States or Canada.

●  Significant delays or reductions in appropriations for our programs and U.S. Government and NATO funding more broadly may negatively impact our business and programs and could have a material adverse effect on our financial position, results of operations and/or cash flows.

●  If we fail to establish and maintain important relationships with government agencies and prime contractors, our ability to successfully maintain and develop new business may be adversely affected.

●  The loss of one or more of our largest customers, programs, or applications could adversely affect our results of operations.

●  Many of our prospective contracts would contain performance obligations that would require innovative design capabilities, would be technologically complex, could require state-of-the-art manufacturing expertise, or would be dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect our profitability and future prospects. Early termination of client contracts or contract penalties could adversely affect our results of operations.

●  If our subcontractors or suppliers fail to perform their contractual obligations, our performance and reputation as a contractor and our ability to obtain future business could suffer.

●  We may face intense competition from many competitors that would have greater resources than we do, which could result in price reductions, reduced profitability or loss of market share.

●  Failure to obtain a General Services Administration (“GSA”) contracts or government-wide acquisition contracts could impair our ability to attract new business.

●  Government contracts differ materially from standard commercial contracts, involve competitive bidding and may be subject to cancellation or delay without penalty.

●  A preference for minority-owned, small and small disadvantaged businesses could impact our ability to be a prime contractor and limit our opportunity to work as a subcontractor on certain governmental procurement.

●  U.S. Government and NATO in-sourcing could result in loss of business opportunities and personnel.

●  Our business could be negatively impacted by cyber and other security threats or disruptions.

●  Our prospective products would be complex and could have unknown defects or errors, which may increase our costs, harm our reputation with customers, give rise to costly litigation, or divert our resources from other purposes.

●  Our margins and operating results may suffer if we experience unfavorable changes in the proportion of cost-plus-fee or fixed-price contracts in our total contract mix.

Risks Related to Regulatory, Environmental and Legal Issues

●  Our failure to comply with complex procurement laws and regulations could cause us to lose business and subject us to a variety of penalties.

●  Our contracts and administrative processes and systems would be subject to audits and cost adjustments by the U.S. Government and NATO , which could reduce our revenue, disrupt our business or otherwise adversely affect our results of operations.

●	We would be subject to environmental laws and potential exposure to environmental liabilities. This may affect our ability to develop, sell or rent our property or to borrow money where such property is required to be used as collateral.

Risks Related to the Company and Its Business

The U.S. Government and NATO would provide a significant portion of our revenue, and our business could be adversely affected by changes in the fiscal policies of the U.S. Government and NATO and governmental entities.

We intend to bid and anticipate to get contracts with the U.S. Government and NATO (including branches of the U.S. and NATO military and FMS), either as a prime contractor or a subcontractor. We expect to derive most of our revenues from work performed under U.S. Government and NATO contracts. As a result, we could experience reduced or delayed awards on some of our programs, with a related negative impact to our revenues, earnings and cash flows. Competitor bid protests also have become more prevalent in the current competitive environment, which has led to further contract award delays. In addition, any future changes to the fiscal policies of the U.S. Government and NATO and foreign governmental entities may decrease overall government funding for defense and homeland security, result in delays in the procurement of our products and services due to lack of funding, cause the U.S. Government and NATO and government agencies to reduce their purchases under existing contracts, or cause them to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which would have an adverse effect on our business, financial condition, results of operations and/or cash flows.

Significant delays or reductions in appropriations for our programs and U.S. Government and NATO funding more broadly may negatively impact our business and programs and could have a material adverse effect on our financial position, results of operations and/or cash flows.

U.S. Government and NATO programs are subject to annual legislative budget authorization and appropriation processes. For many programs, Legislators appropriates funds on a fiscal year basis even though the program performance period may extend over several years. Consequently, programs are often partially funded initially and additional funds are committed only as Legislators makes further appropriations. If we incur costs in excess of funds obligated on a contract, we may be at risk for reimbursement of those costs unless and until additional funds are obligated to the contract. We cannot predict the extent to which total funding and/or funding for individual programs will be included, increased or reduced as part of the annual budget process ultimately approved by Legislators or in separate supplemental appropriations or continuing resolutions, as applicable. Laws and plans adopted by the U.S. Government and NATO relating to, along with pressures on and uncertainty surrounding the federal budget, potential changes in priorities and defense spending levels, sequestration, the appropriations process, use of continuing resolutions (with restrictions, e.g., on new starts) and the permissible federal debt limit, could adversely affect the funding for individual programs and delay purchasing or payment decisions by our customers. In the event government funding for our significant programs becomes unavailable, or is reduced or delayed, or planned orders are reduced, our contract or subcontract under such programs may be terminated or adjusted by the U.S. Government and NATO or the prime contractor.

Significant delays or reductions in appropriations; long-term funding under a continuing resolution; an extended debt ceiling breach or government shutdown; and/or future budget and program decisions, among other items, may negatively impact our business and programs and could have a material adverse effect on our financial position, results of operations and/or cash flows.

If we fail to establish and maintain important relationships with government agencies and prime contractors, our ability to successfully maintain and develop new business may be adversely affected.

Our reputation and relationship with the U.S. Government and NATO, and in particular with the agencies of the DoD and the intelligence community, are key factors in maintaining and developing new business opportunities. In addition, we could act as a subcontractor or in “teaming” arrangements in which we and other contractors bid together on particular contracts or programs for the U.S. Government and NATO or government agencies. We expect to continue to depend on relationships with other prime contractors for a portion of our revenue for the foreseeable future. Negative press reports regarding conflicts of interest, poor contract performance, employee misconduct, information security breaches or other aspects of our business, regardless of accuracy, could harm our reputation. Additionally, as a subcontractor or team member, we would lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. As a result, we may be unable to successfully maintain our relationships with government agencies or prime contractors, and any failure to do so could adversely affect our ability to maintain our existing business and compete successfully for new business.

The Company may lose the benefit of a Regulation A exemption in the event our principal place of business shifts to outside the United States or Canada.

We may lose the benefit of a Regulation A exemption in the event our principal place of business shifts to outside of the United States or Canada. Under Rule 251(b)(1) of Regulation A, an issuer is eligible to claim the Regulation A exemption only if the issuer of the securities: (1) Is an entity organized under the laws of the United States or Canada, or any State, Province, Territory or possession thereof, or the District of Columbia, with its principal place of business in the United States or Canada. Because the Company hopes to acquire NATO based defense contractors, and also establish offices in several NATO countries to help it to facilitate bidding and anticipating contracts with various NATO governments, if at any time it was adjudged that the Company’s principal place of business has shifted to any of those NATO offices, the company would become ineligible to claim the Regulation A exemption. If the Company becomes ineligible to claim the Regulation A exemption prior to raising any fund under Regulation A exemption, the Company would not be able to raise any fund under the Exemption.

If the Company becomes ineligible to claim the Regulation A exemption after it has already raised money under Regulation A, the consequences and next steps can vary depending on the specific circumstances and the stage at which the ineligibility is determined.

●	Already Completed Offering: If the company has already completed its Regulation A offering and raised funds successfully while it was eligible, the funds raised are generally not affected retroactively by the company's subsequent loss of eligibility. Investors who participated in the offering would typically retain their securities.
●	Ineligibility During an Ongoing Offering: If the company becomes ineligible while an offering is still ongoing, it may need to consider how to proceed with the offering. The company might need to stop offering securities under Regulation A and potentially refund any money collected from investors if it cannot continue under another exemption.
●	SEC Review and Consequences: The SEC may review the situation to determine if there were any violations or issues related to the company's loss of eligibility. This could potentially lead to regulatory consequences or penalties if there was non-compliance with the rules.
●	Alternative Compliance or Registration: After becoming ineligible for Regulation A, the company may need to explore alternative methods to comply with securities laws, such as registering the securities under a different provision of the Securities Act (e.g., Regulation D) or fully registering the securities with the SEC.
●	Investor Relations: The company should communicate clearly with its investors about the change in its status and how it plans to address the situation. This might involve providing information about any alternative compliance steps being pursued.

In summary, while the funds already raised under Regulation A are generally not affected retroactively by the company's loss of eligibility, there are important compliance and investor communication steps that the company must take to address the situation appropriately under securities laws and regulations.

The loss of one or more of our largest customers, programs, or applications could adversely affect our results of operations.

We would be dependent on a small number of customers for certain large programs that would represent a large portion of our revenues. For example, contract with an agency of the United States government. A significant decrease in the sales to or loss of any of these programs or our prospective customers would have a material adverse effect on our business and results of operations. No assurance can be given that those potential customers would be there when we are ready or that they will not experience financial, technical or other difficulties that could adversely affect their operations and, in turn, our prospective results of operations.

Many of the contracts we plan to submit bids for contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise, or are dependent upon factors not wholly within our control. Failure to meet these obligations could adversely affect our profitability and future prospects. Early termination of client contracts or contract penalties could adversely affect our results of operations.

We plan to design, develop, and manufacture technologically advanced and innovative products and services, which would be applied by our customers in a variety of environments. Problems and delays in development or delivery as a result of issues with respect to design, technology, licensing and intellectual property rights, labor, inability to achieve learning curve assumptions, manufacturing materials or components could prevent us from meeting requirements. Either we or the customer may generally terminate a contract as a result of a material uncured breach by the other. If we breach a contract or fail to perform in accordance with contractual service levels, delivery schedules, performance specifications, or other contractual requirements set forth therein, the other party thereto may terminate such contract for default, and we may be required to refund money previously paid to us by the customer or to pay penalties or other damages. Even if we have not breached, we may deal with various situations from time to time that may result in the amendment or termination of a contract. These steps can result in significant current period charges and/or reductions in current or future revenue, and/or delays in collection of outstanding receivables and costs incurred on the contract. Other factors that may affect revenue and profitability include inaccurate cost estimates, design issues, unforeseen costs and expenses not covered by insurance or indemnification from the customer, diversion of management focus in responding to unforeseen problems, and loss of follow-on work.

If our subcontractors or suppliers fail to perform their contractual obligations, our performance and reputation as a contractor and our ability to obtain future business could suffer.

We plan to become a prime contractor. As a prime contractor, we would often rely upon other companies as subcontractors to perform work we would be obligated to perform for our customers. As we secure more work under certain of our contracts, we expect to require an increasing level of support from subcontractors that would provide complementary and supplementary services to our offerings. We would be responsible for the work performed by our subcontractors, even though in some cases we have limited involvement in that work. If one or more of our subcontractors fails to satisfactorily perform the agreed-upon services on a timely basis or violates U.S. Government and NATO contracting policies, laws or regulations, our ability to perform our obligations as a prime contractor or meet our customers’ expectations may be compromised. In extreme cases, performance or other deficiencies on the part of our subcontractors could result in a customer terminating our contract for default. A termination for default could expose us to liability, including liability for the agency’s costs of re-procurement, could damage our reputation and could hurt our ability to compete for future contracts.

We would also required to procure certain materials and parts from supply sources approved by the U.S. Government and NATO. The inability of a supplier to meet our needs or the appearance of counterfeit parts in our products could have a material adverse effect on our financial position, results of operations or cash flows.

Our earnings and profitability would depend, in part, on subcontractor and supplier performance and product availability.

We would rely on other companies to provide major components for our products. We would primarily rely on our suppliers to provide the engines and parachutes for landing the aircraft. Disruptions or performance problems caused by our subcontractors and suppliers, or a misalignment between our contractual obligations to our customers and our agreements with our subcontractors and suppliers, could have an adverse effect on our ability to meet our commitments to customers.

Our ability to perform our obligations on time could be adversely affected if one or more of our subcontractors or suppliers were unable to provide the agreed-upon products or materials or perform the agreed-upon services in a timely, compliant and cost-effective manner or otherwise to meet the requirements of the contract. Changes in economic conditions, including changes in defense budgets or credit availability, or other changes impacting a subcontractor or supplier (including changes in ownership or operations) could adversely affect the financial stability of our subcontractors and suppliers and/or their ability to perform. The inability of our suppliers to perform, or their inability to perform adequately, could also result in the need for us to transition to alternate suppliers, which could result in significant incremental cost and delay or the need for us to provide other resources to support our existing suppliers.

We could face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability or loss of market share.

We would operate in highly competitive markets and generally encounter intense competition to win contracts from many other firms, including mid-tier federal contractors with specialized capabilities, large defense contractors and IT service providers. Competition in our markets may increase as a result of a number of factors, such as the entrance of new or larger competitors, including those formed through alliances or consolidation, or the reduction in the overall number of government contracts. We may also face competition from prime contractors for whom we would serve as subcontractors or teammates if those prime contractors choose to offer customer services of the type that we would be providing. In addition, we may face competition from our subcontractors who, from time-to-time, seek to obtain prime contractor status on contracts for which they serve as a subcontractor to us. Many of our competitors have greater financial, technical, marketing and public relations resources, larger customer bases and greater brand or name recognition than we do. Such competitors may be able to utilize their substantially greater resources and economies of scale to undermine our bids.

Our business is dependent upon our ability to keep pace with the latest technological changes.

The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments would result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from providing innovative engineering services and technical solutions that are based upon today’s leading technologies and that would be capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing customer preferences.

Our business could be negatively impacted by cyber and other security threats or disruptions.

As one aspiring to become a defense contractor, we could face various cyber and other security threats, including attempts to gain unauthorized access to sensitive information and networks; insider threats; threats to the safety of our directors, officers and employees; threats to the security and viability of our facilities, infrastructure and supply chain; and threats from terrorist acts or other acts of aggression. Our customers and partners (including our supply chain and joint ventures) could face similar threats and growing requirements. Although we would utilize various procedures and controls to monitor and mitigate the risk of these threats, there can be no assurance that these procedures and controls will be sufficient. The occurrence of some of these risks may be increased due to the increase in remote working by our employees, suppliers, contractors and other third parties due to the COVID-19 pandemic. Such an incident could lead to losses or unauthorized disclosure of sensitive information or capabilities; theft or exposure of data; harm to personnel, infrastructure or products; regulatory actions; and/or financial liabilities, as well as potential damage to our reputation as a government contractor and provider of cyber-related or cyber-protected goods and services.

Cyber threats are continuously evolving and include, but are not limited to: malicious software, destructive malware, attempts to gain unauthorized access to data, disruption or denial of service attacks, and other electronic security breaches that could lead to disruptions in mission critical systems; unauthorized release of confidential, personal or otherwise protected information (our Company's information or that of our employees, customers or partners); corruption of data, networks or systems; harm to individuals; and loss of assets. In addition, we could be impacted by cyber threats or other disruptions or vulnerabilities found in products we use or in our partners’ or customers’ systems that are used in connection with our business. These events, if not prevented or effectively mitigated, could damage our reputation, require remedial actions and lead to loss of business, regulatory actions, potential liability and other financial losses.

We have a limited operating history.

Our operating history is limited. There can be no assurance that our proposed plan of business can be realized in the manner contemplated and, if it cannot be, shareholders may lose all or a substantial part of their investment. There is no guarantee that we will ever realize any significant operating revenues or that our operations will ever be profitable.

We would be dependent upon management, key personnel, and consultants to execute our business plan.

Our success is heavily dependent upon the continued active participation of our current management team led by Rafael Pinedo. The loss of Mr. Pinedo♫ could have a material adverse effect upon our business, financial condition, or results of operations. Further, our success and the achievement of our growth plans depends on our ability to recruit, hire, train, and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in our industry, and the loss of any of such persons, or an inability to attract, retain, and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on our business. If we are unable to attract and retain the necessary personnel, consultants, and advisors, it could have a material adverse effect on our business, financial condition, or operations. However, we expect the current labor market conditions and highly competitive employee hiring and retention environment to continue.

Although we would be dependent upon certain key personnel, we do not have any key man life insurance policies on any such people.

We are dependent upon management in order to conduct our operations and execute our business plan; however, we have not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, should any of those key personnel, management die or become disabled, we will not receive any compensation that would assist with any such person’s absence. The loss of any such person could negatively affect our business and operations.

We would be subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there would be many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates will be reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

We are not subject to Sarbanes-Oxley regulation and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing, and remediation required in order to comply with the management certification and auditor attestation requirements.

Changes in employment laws or regulations could harm our performance.

Various federal and state labor laws govern the Company’s relationship with our employees and affect operating costs, including labor laws of non-USA jurisdictions. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

Our bank accounts will not be fully insured.

The Company’s regular bank accounts and the escrow account for this Offering each have federal insurance that is limited to a certain amount of coverage. It is anticipated that the account balances in each account may exceed those limits at times. In the event that any of the Company’s banks should fail, we may not be able to recover all amounts deposited in these bank accounts.

Our business plan is speculative.

Our present business and planned business would be speculative and subject to numerous risks and uncertainties. There is no assurance that the Company will generate significant revenues or profits.

Research and Development and Operations

Our innovative products and services incorporate advanced technologies. As a result, we invest substantial amounts in research and development activities using our own funds and under contractual arrangements with our customers, to enhance existing products and services and develop future technologies to meet our customers’ changing needs and requirements, as well as to address new business opportunities.

The Company will likely incur debt.

The Company has incurred debt in the past and expects to incur future debt in order to fund operations. Complying with obligations under such indebtedness may have a material adverse effect on the Company and on your investment.

Our expenses could increase without a corresponding increase in revenues.

Our operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on our financial results and on your investment. Factors which could increase operating and other expenses include but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, and (5) increases in borrowing costs.

Computer, website, or information system breakdown could negatively affect our business.

Computer, website and/or information system breakdowns as well as cyber security attacks could impair the Company’s ability to service its customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the Company’s financial results as well as your investment.

Changes in the economy could have a detrimental impact on the Company.

Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment, and tax increases) may adversely affect customers’ confidence and willingness to spend. Any such events or occurrences could have a material adverse effect on the Company’s financial results and on your investment.

Additional financing may be necessary for the implementation of our growth strategy.

The Company may require additional debt and/or equity financing to pursue our growth and business strategies. These include but are not limited to enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our Shares.

Our operating plan would rely in large part upon assumptions and analyses developed by the Company. If these assumptions or analyses prove to be incorrect, the Company’s actual operating results may be materially different from our forecasted results.

Whether actual operating results and business developments will be consistent with the Company’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside the Company’s control, including, but not limited to:

●	whether the Company can obtain sufficient capital to sustain and grow its business
●	our ability to manage the Company’s growth

●	whether the Company can manage relationships with key vendors and advertisers
●	demand for the Company’s products and services
●	the timing and costs of new and existing marketing and promotional efforts and/or competition
●	the Company’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel
●	the overall strength and stability of domestic and international economies
●	consumer spending habits

Unfavorable changes in any of these or other factors, most of which are beyond the Company’s control, could materially and adversely affect its business, results of operations and financial condition.

Suppliers and Raw Materials

We would be dependent upon the availability of materials and major components and the performance of our suppliers and subcontractors. Some of our products require relatively scarce raw materials. In some instances, we depend upon a single source of supply or participate in commodity markets that may be subject to allocations of limited supplies by suppliers. In addition, in some cases, we must comply with specific procurement requirements, which may limit the suppliers and subcontractors we may utilize. Like other users in the U.S., we would be largely dependent upon foreign sources for certain raw materials, such as cobalt, tantalum, chromium, rhenium, nickel and titanium.

Our operations may not be profitable.

The Company may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in order to fund the expansion of our business. As a result, we may experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, the Company might become profitable.

We may be unable to manage our growth-through or implement our expansion strategy.

We may not be able to expand the Company’s product and service offerings, the Company’s markets, or implement the other features of our business strategy at the rate or to the extent presently planned. The Company’s projected growth will place a significant strain on our administrative, operational, and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

Our business model is evolving.

Our business model is unproven and is likely to continue to evolve. Accordingly, our initial business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services or who may be reluctant to rely upon third parties to develop and provide these products. We intend to continue to develop our business model as the Company’s market continues to evolve.

Manage potential future acquisitions, investments, divestitures, joint ventures and other transactions successfully, these activities could adversely affect our future financial results.

In pursuing our business strategies, we continually review, evaluate and consider potential investments, acquisitions, divestitures, joint ventures and other teaming and collaborative arrangements. We undertake to identify opportunities that will complement our existing products and services or customer base, as well as expand our offerings and business opportunities into new areas that naturally extend from our core capabilities. In evaluating such transactions, we would be required to make difficult judgments regarding the value of business opportunities, technologies and other assets, and the risks and cost of potential liabilities.

We may make acquisitions, investments, joint ventures and divestitures in the future that involve numerous risks, which if realized, may adversely affect our business and our future results.

We may make strategic acquisitions, engage in joint ventures or divest existing businesses, which could cause us to incur unforeseen expenses and have disruptive effects on our business and may not yield the benefits we expect. Any future acquisitions, investments and joint ventures may pose many risks that could adversely affect our reputation, operations or financial results, including:

●	we may not retain key employees (including those with needed security clearances), customers and business partners of an acquired business in the future;
●	we may fail to successfully integrate acquired businesses, such as failing to successfully implement IT and other control systems relating to the operations of any acquired business;
●	acquisitions normally require a significant investment of time and resources, which may disrupt our business and distract our management from other important responsibilities;
●	we may not be able to accurately estimate the financial effect of any acquisitions and investments on our business and we may not realize anticipated revenue opportunities, cost savings, or other synergies or benefits, or acquisitions may not result in improved operating performance; and
●	we may assume known as well as unknown material liabilities, legal or regulatory risks that were not identified as part of our due diligence or for which we would be unable to receive a purchase price adjustment or reimbursement through indemnification.

If any acquisitions, investments or joint ventures fail, perform poorly or their value is otherwise impaired for any reason, including contractions in credit markets and global economic conditions, our business and financial results could be adversely affected. In addition, we may periodically divest businesses, including businesses that are no longer a part of our ongoing strategic plan. These divestitures similarly require significant investment of time and resources and may disrupt our business, distract management from other responsibilities and may result in losses on disposal or continued financial involvement in the divested business, including through indemnification, guarantee or other financial arrangements, for a period of time following the transaction, which could adversely affect our financial results.

Global Supply Chain and Labor Markets.

Global supply chain and labor markets are continuing to experience high levels of disruption, causing significant materials and parts shortages, including raw material, microelectronics and commodity shortages, as well as delivery delays, labor shortages, distribution problems and price increases. Current geopolitical conditions, including sanctions and other trade restrictive activities and strained intercountry relations, are contributing to these issues. We have had difficulties procuring necessary materials, including raw materials, components and other supplies, and services on a timely basis or at all. We have also had difficulties hiring qualified personnel, particularly personnel with specialized engineering experience and security clearances. Our suppliers and subcontractors have been impacted by the same issues, as well as ongoing pandemic-related issues, compounding the shortages for us because we rely on them, sometimes as sole-source providers. In addition, as the ongoing recovery in commercial air travel continues, the anticipated increase in new aircraft deliveries and increased demand for our products and services will add to these supply chain and labor market challenges.

Geopolitical Matters.

In response to the Russian military’s invasion of Ukraine on February 24, 2022, the U.S. government, EU, NATO countries and the governments of various jurisdictions in which we operate, including the United Kingdom, the European Union, and others, have imposed broad economic sanctions and export controls targeting specific industries, entities and individuals in Russia. The Russian government has implemented similar counter-sanctions and export controls targeting specific industries, entities and individuals in the U.S. and other jurisdictions in which we operate, including certain members of the Company’s management team and Board of Directors.

A portion of our business is classified by the U.S. Government and NATO, cannot be specifically described. The operating results of classified contracts are included in our consolidated financial statements. The business risks and capital requirements associated with classified contracts historically have not differed materially from those of our other U.S. Government contracts. However, under certain classified fixed price development and production contracts, we are unable to ensure risk of loss to government property because of the classified nature of the contracts and the inability to disclose classified information necessary for underwriting and claims to commercial insurers. Our internal controls addressing the financial reporting of classified contracts are consistent with our internal controls for our non-classified contracts. Our operations are subject to and affected by various federal, state, local and foreign environmental protection laws and regulations regarding the discharge of materials into the environment or otherwise regulating the protection of the environment. As a result of these environmental protection laws, we are involved in environmental remediation at some of our current and former facilities and at third-party-owned sites where we have been designated a potentially responsible party as a result of our prior activities and those of our predecessor companies.

Inflation

Heightened levels of inflation and the potential worsening of macro-economic conditions present risks for all companies in the defense industry, our suppliers and the stability of the broader defense industrial base. During 2022, we have experienced impacts to our labor rates and suppliers have signaled inflation related cost pressures, which will flow through to our costs and pricing.

Conflict in Ukraine

Russia’s invasion of Ukraine has significantly elevated global geopolitical tensions and security concerns. As a result, we have received increased interest for some of our products and services as countries seek to improve their security posture, particularly in Europe. In addition, security assistance provided by the U.S. government to Ukraine has created U.S. government demand to replenish U.S. and NATO stockpiles, resulting in additional and potential future orders for our products. We are beginning to see this interest result in initiation of new contract discussions, however, given the long-cycle nature of our business and current industry capacity, we do not expect a significant increase in near term sales from new contracts in response to the conflict.

Our business model is unproven and is likely to continue to evolve. Accordingly, our initial business model may not be successful and may need to be changed. Our ability to generate significant revenues will depend, in large part, on our ability to successfully market our products to potential users who may not be convinced of the need for our products and services or who may be reluctant to rely upon third parties to develop and provide these products. We intend to continue to develop our business model as the Company’s market continues to evolve.

The Company Needs to Increase Brand Awareness

Due to a variety of factors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the Company’s brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in the Company’s market increases. Successfully promoting and positioning our brand, products and services will depend largely on the effectiveness of our marketing efforts. Therefore, we may need to increase the Company’s financial commitment to create and maintain brand awareness. If we fail to successfully promote our brand name or if the Company incurs significant expenses promoting and maintaining our brand name, it will have a material adverse effect on the Company’s results of operations.

Our employees may engage in misconduct or improper activities.

The Company, like any business, is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with laws or regulations, provide accurate information to regulators, comply with applicable standards, report financial information or data accurately or disclose unauthorized activities to the Company. In particular, sales, marketing and business arrangements are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve improper or illegal activities which could result in regulatory sanctions and serious harm to our reputation.

Limitation on director liability.

The Company may provide for the indemnification of directors to the fullest extent permitted by law and, to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its shareholders for monetary damages for certain breaches of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this Offering.

Risks Related to Regulatory, Environmental and Legal Issues

Commercial Aerospace Product Regulation.

Our commercial aerospace products are subject to regulations by the FAA, foreign aviation administration authorities and international regulatory bodies, including on production and quality systems, airworthiness and installation approvals, repair procedures and continuing operational safety. In addition, commercial aerospace regulations and regulator approaches differ across jurisdictions and changes in such regulations and implementing legislation can impact our operations.

Environmental Regulation.

Our operations are subject to and affected by environmental regulation by federal, state and local authorities in the U.S. and regulatory authorities with jurisdiction over our international operations, including with respect to the generation, treatment, storage, disposal and remediation of hazardous substances and wastes. We use hazardous substances and generate hazardous wastes in some of our operations and have incurred, and will likely continue to incur, costs associated with environmental compliance activities and management of remediation matters at sites with pollutants. A portion of these costs are eligible for future recovery through the pricing of our products and services under our contracts with the U.S. government.

Other Applicable Regulations.

We conduct our businesses through subsidiaries and affiliates in Europe and NATO Countries. As a result, our businesses and operations are subject to both U.S. and non-U.S. government laws, regulations and procurement policies and practices, including regulations relating to import-export controls, tariffs, taxes, investment, sanctions, exchange controls, anti-corruption, and cash repatriation. Our international sales are also subject to varying currency, political and economic risks. Our ability to obtain required licenses and authorizations on a timely basis or at all is subject to risks and uncertainties, including changing U.S. government laws, regulations or foreign policies, delays in Congressional action, or geopolitical and other factors.

Exports and imports of certain of our products are subject to various export control, sanctions and import regulations and may require authorization from regulatory agencies of the U.S. or other countries.

We must comply with various laws and regulations relating to the export and import of products, services and technology from and into the U.S. and other countries having jurisdiction over our operations. In the U.S., these laws and regulations include, among others, the Export Administration Regulations (EAR) administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations (ITAR) administered by the U.S. Department of State, embargoes and sanctions regulations administered by the U.S. Department of the Treasury, and import regulations administered by the U.S. Department of Homeland Security and the U.S. Department of Justice. Certain of our products, services and technologies have military or strategic applications and are on the U.S. Munitions List of the ITAR, the Commerce Control List of the EAR or are otherwise subject to the EAR, and/or the U.S. Munitions Import List and we are required to obtain licenses and authorizations from the appropriate U.S. government agencies before selling these products outside of the U.S. or importing these products into the U.S. U.S. foreign policy or foreign policy of other licensing jurisdictions may affect the licensing process or otherwise prevent us from engaging in business dealings with certain individuals, entities or countries.

Geopolitical factors and changes in policies and regulations could adversely affect our business.

Our international sales and operations are sensitive to changes in foreign national priorities, foreign government budgets, and regional and local political and economic factors, including volatility in energy prices or supply, political or civil unrest, changes in threat environments and political relations, geopolitical uncertainties, and changes in U.S. foreign policy.

We depend on our intellectual property and have access to certain third party intellectual property; infringement or failure to protect our intellectual property or access to third party intellectual property could adversely affect our future growth and success.

We rely on a combination of patents, trademarks, copyrights, trade secrets, nondisclosure agreements, IT security systems, internal controls and compliance systems and other measures to protect our intellectual property. We also rely on nondisclosure agreements, confidentiality obligations in contracts. We are subject to litigation, environmental, anti-corruption and other legal and compliance risks. We are subject to a variety of litigation and legal compliance risks. These risks relate to, among other things, product safety and reliability, personal injuries, intellectual property rights, contract-related claims, government contracts, taxes, environmental matters, export control, employment matters, competition laws and laws governing improper business practices. We or one of our businesses could be charged with wrongdoing as a result of such matters. If convicted or found liable, we could be subject to significant fines, penalties, repayments, or other damages (in certain cases, treble damages). Product recalls and product liability and warranty claims can result in significant damages and costs, including fines as well as other harm to our business as discussed above.

We are subject to substantial risk of litigation and regulatory proceedings and may face significant liabilities and damage to our financial position as a result of litigation.

From time to time we, have been and may be subject to litigation, including securities class action lawsuits by stockholders, as well as class action lawsuits either directly or derivatively. For example, on August 16, 2022, the Company was informed about a court order against the Company emanating from litigation actions of the Company’s previous management. The court order created a $2,202,702.75 liability against the Company. While the court order has been appealed promptly, and the Company’s Attorney believes the award would be overturned, the Company expresses no assurance or guarantee that the liability would be overturn at the appeal. Although the company did not voluntarily initiate the legal action, it was nonetheless dragged into it because it was a derivative action brought by two shareholders against two of the former officers of the company. Any private lawsuits brought against us and resulting in a finding of substantial legal liability could materially adversely affect our business, financial condition or results of operations or cause significant financial harm to us, which could seriously harm our business.

We may be unsuccessful in our attempts to appeal the judgment liability as ordered by the District Court of Clark County, Nevada, and Litigation related to the appeal process could substantially reduce our profitability and could severely impair our liquidity.

Although the company has appealed the judgment on March 03, 2023, at the Nevada Supreme Court No. 85378, there are no assurances that the appeal would be successful. We could lose the appeal and still be subject to the judgment liability identified above. If we fail to overturn the judgment, the company would automatically become insolvent because it does not have the cash or assets with which to payoff the liability. We anticipate that court cases will take some time to be decided. It is possible that our consolidated results of operations, cash flows or financial position could be materially adversely affected by an unfavorable outcome or settlement of certain pending litigation.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL THE RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words believes, project, expects, anticipates, estimates, intends, strategy, plan, may, will, would, will be, will continue, will likely result, and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include but are not limited to changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CAM Group, Inc., a Nevada corporation, intends to serve the military defense, government, and commercial customers with the ability to mitigate threats, supporting national security, finance, and technology architecture. Provide Critical Infrastructure and Key Resources (CIKR), Protection Encryption and Cybersecurity; Intelligence, Surveillance, and Reconnaissance (ISR). The company aims to provide defense solutions to government and military clients worldwide.

Our Strategy

Our strategy would entail becoming a technology, systems and products provider to the U.S. and NATO Defense, National Security and commercial markets by using internally funded research to develop, relevant offerings at an affordable cost. In executing our strategy, CAMG plans to utilize proven technology, which we could modify, adopt, change, integrate and apply to address market opportunities that we identify jointly with our customers. This approach would allows us to rapidly develop and field relevant offerings, while reducing technical, schedule and financial risk. CAMG would also capitalize on affordability of its technology, which we believe would be a critical element of the successful execution of our strategy in the Aerospace, Defense and National Security industry. Additionally, whenever there is a defense/security/commercial “dual use” opportunity for our technology, products and systems, we plan to leverage the this opportunity with increased efficiencies and cost-reduction opportunity via increased quantities provided to dual or multiple markets.

Going Concern: The financial statements attached to this Report have been prepared assuming that the company will continue as a going concern which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. For the 12 months ended December 31, 2024, the Company has incurred a net loss of $184,193 from operations. We had an accumulated deficit of $229,319 as of December 31, 2024. It is management’s opinion that these matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or issuance of debt. Additionally the Company plan to implement cost-cutting measures and restructuring the businesses it hopes to acquire if and when this Offering has successfully raised enough money to make acquisitions. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Products and Services:

Based on our research and development, the we believe that our projected aerospace defense contractor business will offer a range of products and services tailored to meet the specific needs of defense organizations:

●  Defense Systems and Equipment: Support for design, development, and production of advanced defense systems, including missiles, aircraft, unmanned aerial vehicles (UAVs), and electronic warfare systems.

●  Maintenance and Upgrades: Support for comprehensive maintenance, repair, and upgrade services to ensure the operational readiness and longevity of defense equipment.

●  Consulting and Training: Consultancy services for defense strategy, technology integration, and training programs to enhance the capabilities of military personnel.

Results of Operations

The years ended December 31, 2024, and 2023.

For the years ended December 31, 2024, and 2023, the Company generated $0 in revenues, respectively.

Operating expenses for the years ended December 31, 2024, and 2023 were $184,193 and $10,846 respectively. The change in Operating expenses was due to the restart of the company’s business after the new management had revived its Nevada Charter.

Net Loss for the years ended December 31, 2024, and 2023 was $184,193 and $10,846, respectively. The change in Net Loss was due to the increase expenses related to legal expenses for our Reg A Offering which was qualified in 2024. Notably, the Company has not sold any shares from the Reg A Offering.

Liquidity and Capital Resources

Net cash used in operating activities for the years ended December 31, 2024, and 2023 was $184,193 and $10,846, respectively.

Net cash provided by or used in investing activities for the years ended December 31, 2024, and 2023 was $0 and $0, respectively.

Net cash provided by financing activities for the years ended December 31, 2024, and 2023 was $180,771 and $10,846, respectively.

As of December 31, 2024, we had $1,328 in cash to fund our operations.

Going Concern

The financial statements attached to this Report have been prepared assuming that the company will continue as a going concern which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. For the 12 months ended December 31, 2024, the Company has incurred a net loss of $184,193 from operations. We had an accumulated deficit of $250,976 as of December 31, 2024. It is the management’s opinion that these matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon management’s ability to further implement its business plan and raise additional capital as needed from the sales of stock or issuance of debt. The Company will begin to raise capital through private placements of common stock and is planning an offering of common stock under Regulation A. Additionally the Company has been implementing cost-management measures and restructuring or setting up payment plans with vendors and service providers and has restructured some obligations. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon the Company’s condensed financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. In consultation with the Company’s Board of Directors, management has identified in the accompanying financial statements the accounting policies that it believes are key to an understanding of its financial statements. These are important accounting policies that require management’s most difficult, subjective judgments.

Recently Issued Accounting Pronouncements

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of the date of this Report, there were no off-balance sheet arrangements.

Subsequent Material Events

None.

Financial Risk Management

We do not have financial derivatives or contracts that may impact our operations.

Interest Rate Risk

We do not have a debt or payable with a variable interest rate. Hence, we currently do not have an interest rate risk that would directly impact our operations.

Twelve Months Plan of Operation

The Company intends to engage in Aerospace and Defense contracting, consulting and manufacturing. With about $7,250 in cash on hand, during the first stages of our business plan execution (until we raise $1 million or more), our officers and directors without pay, will provide all of the labor required to execute our business plan at our current location. Our officers will be devoting at least 15 hours per week to our operations. Depending on how much funds we would be able to secure, we also plan to start Once we reach this threshold (raising $1 million), our officers have agreed to commit more time as required, plus additional stuff could be hired to execute our business plan.

The first plan of expansion would be based on the success of this offering. Due to the speed of growth and how much we need to cover to achieve our goals, this Offering would go a long way to help us to achieve the visions of our management and the board of directors. This will enable us to carry out our carefully weighed expansions plans of Aerospace and Defense Manufacturing business acquisition ans expansion.

Within the next twelve months, we intend to use the first $1 million we could raise to hire employees and engage in extraction and trading of mineral resources as articulated.

We intend to implement the following tasks within the next twelve months:

  Month 1-3: Phase 1 (1-3 months in duration; $600,000 to $1 million in estimated fund receipt)
    Acquire and expand Technomeca Defense scale and capacity
    Hire needed staff to implement our business plan.
    Conduct due diligence on additional acquisitions and business combinations and get things ready for implementation
  Month 3-6 Phase 2 (1-3 months in duration; quality control, process establishment, admin & mngt.).
    Establish accounting and finance systems, synchronization of their operating systems, and human resources functions.
    Sell additional $2 million of offering and use the proceeds to effectuate our business plan.
    Complete and file quarterly reports and other required filings for the quarter
  Month 6-9: Phase 3 (1-3 months in duration; $2 million in estimated fund receipt)
    Acquire more Aerospace and Defense Manufacturing business
    Engage new stakeholders in the industry for potential partnerships
    Continue implementing the business plan by consolidation of operations of acquired businesses
  Month 9-12: Phase 4 (1-3 months duration; $1 million in estimated fund receipt)
    Continue due diligence on additional acquisitions and business combinations and get things ready for implementation.
    Integration and consolidation of acquired businesses, generating revenue, giving employees a conducive and friendly workplace and add value to investors and shareholders by identifying and executing growth strategies
  Operating expenses during the twelve months would be as follows:
    For the six months through January 31, 2025, we anticipate to incur general and other operating expenses including payroll and officers compensation of $340,000.
    Six months through July 31, 2025 we anticipate to incur additional general and other operating expenses including payroll and officers compensation of $340,000.
    Once we have completed the integration of acquired businesses, we plan to fund ongoing operating expenses using cashflow from the acquired businesses’ operations.

As noted above, the execution of our current plan of operations requires us to raise significant additional capital immediately. If we are successful in raising capital through the sale of shares offered for sale in this Report we believe that the Company will have sufficient cash resources to fund its plan of operations for the next twelve months. If we are unable to do so, our ability to continue as a going concern will be in jeopardy, likely causing us to curtail and possibly cease operations.

We continually evaluate our plan of operations discussed above to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations. If we discontinue our operations, we will not have sufficient funds to pay any amounts to our stockholders.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. At present, we have no committed external sources of capital, and do not expect any significant service revenues for the foreseeable future. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

The Company evaluated subsequent events that have occurred after the balance sheet date of December 31, 2024, and up through the date of this Report. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. The Company has determined that there are no additional events that would require adjustment to or disclosure in the attached financial statements.

Credit Facilities and Accounts Payable

We do not have any credit facilities or other access to bank credit. We do not have any trade account that could allow us to purchase supplies and equipment on credit as at August 5, 2024.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time. We may, however, purchase lands, real properties, equipment and software necessary to conduct our business on an as needed basis.

Contractual Obligations, Commitments and Contingencies

As of the date of this Report, we do not have any contractual obligations, commitments or contingencies.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

As a company that intend to provide Defense and Aerospace support and related services to customers in the United States and NATO countries, we may typically be exposed to market risk of the sort that may arise from changes in interest rates. However, since we have not started our planned acquisition and product buildout, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following table sets forth regarding our executive officers, directors and significant employees, including their ages as of the date of this Offering Circular:

Directors and Executive Officers

The following table sets forth regarding our executive officers, directors and significant employees, including their ages as of the date of this Offering Circular:

Name	Position	Age	Director or Officer Since
Rafael A. Pinedo (1)	President CEO, Director	55	March 22, 2022
Frank I Igwealor(2)	Consultant	53	June 03, 2021
Ambrose Egbuonu(2)	Chairman, Board of Directors	54	June 03, 2021

(1) Address of each of the individuals listed above is: c/o CAM Group, 5900 Balcones Dr Ste 100, Austin, TX 78731-4257

(2) The address of each of the individuals listed above is: 370 Amapola Ave., Suite 200A, Torrance, CA 90501

Rafael A. Pinedo President/CEO/Director

Rafael Pinedo is the President and Chief Executive Officer of the Company. As a CEO, his responsibilities include but not limited to executing the Company’s strategic corporate actions to maintain its capital structure, partnering with potential clients through various business solutions, generating revenue growth year over year basis, and acquiring and diversifying various assets to produce ongoing cash flow.

Mr. Rafael A. Pinedo has over twenty-eight years of experience in the energy, defense, and IT finance sectors and is the Founder and Managing Director at Crescent Hill Capital and Crescent Asset Management Ltd. Currently Managing Partner at E-One Globalinvest Capital, he built his career as a business consultant for Booz Allen Hamilton, Cap Gemini America, Ernst & Young, and was Senior Vice President of Oracle Corporation and Computer Associates International. He has been a director and member of finance committees of public companies in USA, Canada and Europe over the past ten years Mr. Pinedo has held numerous corporation titles as Independent Director of Mineral Hill Industries Ltd. CB Resources Ltd. Gold and Gemstone Mining Inc. Chancery Mining, Inc. He served as President at Alpha Petroleum Resources, American BNP Petroleum. He currently serves as an Advisor and board Member at Technomeca Aerospace SA, Technomeca SARL, Armas Ugartechea SL, among others.

Ambrose O Egbuonu, Chairman

Ambrose O Egbuonu has been the Chairman of the Company’s Board of Director of our company since July 7, 2021. Mr. Egbuonu is a US Navy Veteran. For the past 10 years, Mr. Egbuonu has been a self-employed business owner residing in Los Angeles County, California. From January 1, 2021 to present, Mr. Egbuonu has sat on board or on the management team of the following company all of which has no operations yet: Diguang International Development Company Ltd., Wiremedia, Inc., Embarr Downs, Inc., FluoroPharma Medical, Inc., RBC Life Sciences, Inc., Red Truck Entertainment, Inc., Trio Resources, Inc., Zenovia Digital Exchange Corporation, Zonzia Media, Inc., and Santaro Interactive Entertainment Co.

Frank I Igwealor, Consultant

Frank Igwealor, CPA, CMA, JD, MBA, MSRM, Esq. is a California based Attorney and Financial Manager with broad technical and management experience in accounting, finance, and business advisory as a principal partner at Goldstein Franklin, Inc. since November 2011. Mr. Igwealor is a Certified Financial Manager, Certified Management Accountant, and Certified Public Accountant. Before Goldstein Franklin, Mr. Igwealor was the Sr. Vice President and CFO of Los Angeles Neighborhood Housing between May 2007 and October 2011.

During the sixteen years prior to his joining Los Angeles Neighborhood Housing as the chief financial officer, Mr. Igwealor worked in various financial management, accounting, strategic planning, risk management, restructuring, recapitalization and turnaround capacities for various big and small businesses where he helped save or preserve about 252 American jobs that would have otherwise been lost through liquidations.

Mr. Igwealor’s business and professional experience include:

(a)	7/2007 to 10/2011 - SVP & CFO at Los Angeles Neighborhood Housing, Inc., one of Los Angeles largest affordable housing nonprofit agency.
(b)	11/2004 to 2015 – President and CEO of Igwealth Franklin, Inc., a Los Angeles private equity firm
(c)	03/2008 to present – Director at Poverty Solutions, Inc., a Los Angeles based nonprofit that designs and deploys programs that help low income families divest poverty through education, employment, and entrepreneurship.
(d)	11/2006 to 04/2007 – Assistant Controller at SDI Media Group, a Culver City, CA based translation and dubbing company.
(e)	03/2006 to 09/2006 – SEC Financial reporting analyst at OSI Systems, Inc., a Hawthorne CA based manufacturer.
(f)	11/2003 to 11/2004 – Financial Advisor at Morgan Stanley
(g)	10/2019 to Present - President and CEO, Video River Network, Inc.
(h)	08/2019 to Present - Managing Member, Alpharidge Capital LLC (Alpharidge operates an entrepreneurship development project that controls about 62 private and public companies)

Over the past 28 years in accounting and finance, Mr. Igwealor has always operated on the premise that a country’s most valuable asset is her human capital – and that job creation is the essential element to a true and sustainable economic and prosperity.

During the past five years, Mr. Igwealor held the following directorships:

  Igwealth Franklin, Inc. – November 2004 to 2015.
  Los Angeles Community Capital – April 2012 to Present.
  American Community Capital, LP. – August 2013 to Present.
  Goldstein Franklin, Inc. – April 2012 to Present.
5.	Kid Castle Educational Corporation since October 2019
6.	GiveMePower Corporation since December 2019
7.	Video River Network, Inc. since October 2019

Mr. Igwealor also has directorship positions in many operating and non-operating companies including: Red Oak Hereford Farms Inc., Interfoundry, Inc., Nashville Records, Inc., Shanrong Biotechnology Corp., Troy Gold & Mineral Corp., RBC Life Sciences, Inc., Homestead Gold and Silver Ltd., AD Capital U.S., Inc., inTerra Resources Corp., CTR Investments & Consulting, Inc., Profitable Developments, Inc., Advanced Powerline Technologies, Inc., White Fox Ventures, Inc., Diguang International Development Company Ltd., Drone Guarder, Inc., Embarr Downs, Inc., First Colombia Gold Corp., Guyana Gold Corp., IL2M International Corp., JPX Global, Inc., Mundus Group, Inc., Mountain Energy, Inc., National Healthcare Logistics, Inc., Newron Sport, Premier Information Management, Inc., Sunvault Energy, Inc., Trimax Corp., Wiremedia, Inc., World Wireless Communications Inc., Cyberfort Software, Inc., EnSurge, Inc., Generation Alpha, Inc., HH Biotechnology Holdings Company, Hollywood Studios International, Northern Potash Co., Pulse Evolution Corp, Santaro Interactive Entertainment Co., UV Flu Technologies, Inc., Axis Energy Corporation, FluoroPharma Medical, Inc., Global Ecology Corp., McHenry Metals Golf Corp., nFinanSe, Inc., Octagon 88 Resources Inc., Red Truck Entertainment, Inc., Sino Bioenergy Corp., Starwin Media Holdings, Inc.,

Telefix Communications Holdings, Inc., VisionGlobal Corp., Zenovia Digital Exchange Corporation, Zonzia Media, Inc., Cygnus eTransactions Group, Inc., Flexpower, Inc., Medical Supply International USA, Inc., and Petlife Pharmaceuticals, Inc.

Mr. Igwealor’s professional education includes (1) BA in Accounting from Union Institute & University; (2) BA in Economics from Union Institute & University; (3) MBA finance from California State University, Dominguez Hills; (4) Masters in Risk Management at New York University (in progress); and (5) Juris Doctor from Southwestern School of Law.

The company believes that someone with finance and accounting expertise as Mr. Igwealor would be invaluable to the company’s need of identifying the right acquisition candidates as well as performing due diligence on those targets.

Board of Directors

Our board of directors currently consists of two directors. None of which is considered “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future but have not done so as of the date of this Offering Circular. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Compensation of Directors and Executive Officers

Executive and Director Compensation

We have no standard arrangement to compensate our directors for their services in their capacity. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board and executive compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

None of our Officers and Directors is currently receiving compensation.

Summary Compensation Table

The following table represents information regarding the total compensation of our officers and directors for the year ended December 31, 2024.

Name	Position	Cash Compensation	Other Compensation		Total Compensation
Ambrose Egbuonu	Chairman/Director	$ -	$		S	-
Rafael Pinedo	President, CEO, Director	$		$-	S	-
Frank I Igwealor	Consultant / Court-appointed custodian	$ -	-		S	-

There are no other employment agreements between the Company and its executive officers or directors. Our executive officers and directors have the responsibility of determining the timing of remuneration programs for key personnel based upon such factors as positive cash flow, shares sales, product sales, estimated cash expenditures, accounts receivable, accounts payable, notes payable, and cash balances. At this time, management cannot accurately estimate when sufficient revenues will occur to implement this compensation, or the exact amount of compensation.

Stock Incentive Plan; Options; Equity Awards

We have not adopted any long-term incentive plan that provides compensation intended to serve as an incentive for performance. None of our executive officers or directors received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Nevada law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified people as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on the liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Offering Circular.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our Stock as of the date of this Offering Circular.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and include voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Stock. The percentage of beneficial ownership before the offering is based on 25,295,000 Shares of Common Stock and One (1) Share of Preferred Stock outstanding as of the date of this Offering Circular. Percentage of beneficial ownership after the Offering assumes the sale of the Maximum Offering Amount.

Name and Position	Class	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering

		Number	Percent of Class	Percent of Total Votes	Number	Percent of Class	Percent of Total Votes
Rafael Pinedo, President	Common Shares	0	0%	0%	0	0%	0%
Ambrose O Egbuonu, Chairman	Series A Preferred	4,000,000	80%	48%	4,000,000	80%	48%
Frank Igwealor, Court-Appointed Custodian / Consultant	Common Shares	0	0%	0%	0	0%	0%

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has entered into the following transactions in which the management or related persons have interest in outside of the ordinary course of our operations:

On June 03, 2021, the District Court of Clark County, Nevada entered an Order Granting Application for Appointment of Alpharidge Capital, LLC (the “Order”), as Custodian of the Company. Pursuant to the Order, the Alpharidge Capital, LLC (the “Custodian”) has the authority to take any actions on behalf of the Company, that are reasonable, prudent or for the benefit of pursuant to, including, but not limited to, issuing shares of stock and issuing new classes of stock, as well as entering in contracts on behalf of the Company. In addition, the Custodian, pursuant to the Order, is required to meet the requirements under the Nevada charter.

On June 29, 2021 the Custodian sold to itself, four (4) million shares of the Preferred Stock, at par value of $0.001, in exchange for $15,000 which the Company used to fund the reinstatement of the Company with the State of Nevada, settlement of the Stock Transfer Agent’s balance. The Series A Preferred Stock has 80% voting rights over all classes of stock. CED Capital also undertook to make all reasonable efforts to provide adequate current public information to meet the requirements under the Securities Act of 1933.

On June 29, 2021, the Custodian appointed Frank I Igwealor, who is associated to Alpharidge Capital, LLC., as the Company’s sole officer, secretary, treasurer and director.

On March 22, 2022, Alpharidge Capital LLC (represented by Mr. Egbuonu and Mr. Igwealor), the holder four (4) million shares of Series A Preferred Stock of the Company entered into an agreement to sell the shares to Technomeca Defense, Inc., a Texas aerospace company controlled by Mr. Rafael Pinedo in exchange for $450,000. This transaction was to the sole benefit of Alpharidge Capital LLC whose principal was the previous officer and director of the company.

Mr. Pinedo operates an amalgamated Defense and Aerospace operations/assets with the business headquartered at 5900 Balcones Drive, Suite 100, Austin, TX 78731, Texas. Mr. Pinedo was appointed the Company’s President and CEO. As part of his future plan for the company, Mr. Pinedo envisaged making multiple major acquisitions in the United States. Additionally, he also plans to make smaller and minor acquisitions from NATO countries to give the company some global reach within the NATO defense spectrum. One of the minor potential future acquisition identified by Mr. Pinedo is Technomeca Aerospace, Inc. an Austin, Texas company with a subsidiary operation in Spain located at Mendelu Kalea, 53, 20300 Hondarribia, Gipuzkoa, Spain.

The company is hopeful that Mr. Pinedo will eventually merge the company with his Texas based aerospace operator, Technomeca Aerospace, Inc. And Technomeca would operate as one of the subsidiaries of CAMG, but there is no guarantee that the merger/acquisition will go through. The company and Mr. Pinedo has not entered into a binding acquisition agreement or a binding letter of intent with Technomeca Aerospace, Inc.

Therefore, during the last two full fiscal years ended December 31, 2024 and through to the current date of August 5, 2024, the Company’s controlling shareholder, Alpharidge Capital LLC (represented by Mr. Egbuonu and Mr. Igwealor) entered into an agreement in which the Company’s current President and CEO would acquire control of the four (4) million shares of the Company’s Series A Preferred Stock in exchange for a payment to Alpharidge Capital, the seller the amount of $450,000.

ITEM 6. OTHER INFORMATION

Legal Matters

From time to time we may be involved in litigation relating to claims arising out of the operation of our business in the normal course of business. Other than as described below, as of the date of this Registration Statement we are not aware of potential dispute or pending litigation and are not currently involved in a litigation proceeding or governmental actions the outcome of which in management’s opinion would be material to our financial condition or results of operations. An adverse result in these or other matters may have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Certain legal matters with respect to this reports will be passed upon by Udo Ekekeulu, Esq., Alpha Advocate Law Group PC.

On August 16, 2022, the Company was informed about a court order against the Company emanating from litigation actions of the Company’s previous management. The court order created a $2,202,702.75 liability against the Company. While the court order has been appealed promptly, and the Company’s Attorney believes the award would be overturned, the Company expresses no assurance or guarantee that the liability would be overturn at the appeal. The appeal was filed on March 03, 2023, at the Nevada Supreme Court No. 85378, by the Law Offices of Gordinier Kang & Kim, LLP and Lemons, Grundy & Eisenberg. Not withstanding the assurances of the attorneys about the appeal, we could lose the appeal and still be subject to the judgment liability identified above. If we fail to overturn the judgment, the company would automatically become insolvent because it does not have the cash or assets with which to payoff the liability.

The judgment was issued by the District Court of Clark County, Nevada. The plaintiffs in the litigation that resulted in judgment against the company were two of the company’s shareholders. Even though it was a derivative action, the company had no current or prior relationship with the plaintiffs other than that they are shareholders of the company. They were acting independent of the company. The initial suit was a derivative action brought by Capital Advisor. LLC, a Utah limited liability company and Danzig, Ltd., a North Carolina corporation, individually and derivatively on behalf of nominal defendant CAM Group as plaintiff, against the defendants who were previously senior management of CAM Group. Somewhere between discovery and the court date, defendant had offered a settlement which was rejected by the plaintiffs. The counter-claim by defendants was for Attorney fees and other cost as a consequence of the plaintiffs’ failure to obtain a more favorable outcome than the settlement previously offered to the plaintiffs by the defendants.

The judgment from the District Court of Clark County, Nevada was related to a derivative action by Capital Advisor. LLC, a Utah limited liability company and Danzig, Ltd., a North Carolina corporation, individually and derivatively on behalf of nominal defendant CAM Group as plaintiff. The derivative action was against two of the company’s previous management namely Wei Xuan Luo and Wei Heng Cai as defendants. However, the judgment awarded Attorney Fees and Cost to the Defendants against the plaintiff. The court found that plaintiff had previously rejected defendant valid offers in the amount of $300,000 and $30,000 respectively, and pursued the litigation. Court found that the rejection of the offer without obtaining a more favorable judgement entitled the offeror of post-offer cost and expenses recovery from the offeree under NRCP 68(f).

Aside from the litigation disclosed above, as of December 31, 2024, there was no other material proceeding to which any of our directors, officers, affiliates or stockholders is a party adverse to us.

ITEM 7. FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2024 AND 2023

CAM GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDING DECEMBER 31, 2024 AND 2023

WITH INDEPENDENT AUDITOR’S REPORT

CAM Group Inc
INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Page
Independent Auditor’s Report	F-3
Financial Statements
Balance Sheets as of December 31, 2024 and 2023	F-4
Statements of Operations for the Years Ended December 31, 2024 and 2023	F-6
Statements of Stockholders' Deficit for the Years Ended December 31, 2022	F-7
Statements of Cash Flows for the Years Ended December 31, 2024 and 2023	F-8
Notes to Financial Statements for the Years Ended December 31, 2024 and 2023	F-9

R.L. George CPAs & Advisory 28475 Greenfield Road

Suite 113 PB 7638

Southfield, MI 48076

248-201-6702

rlane@rllanecpa.com WWW.RLGEORGECPAS.COM

April 3, 2025

To: Board of Directors – CAM Group, Inc.

Re: Financial Statement Audit – As of December 31, 2024 and 2023 – CAM Group, Inc.

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the financial statements of CAM Group, Inc., which comprise the balance sheet as of December 31, 2024 and 2023, and the related statements of income, stockholder’s equity and cash flows along with the related notes to financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of CAM Group, Inc., and the results of its operations for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of CAM Group, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CAM Group’s ability to continue as a going concern.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objective is to obtain reasonable assurance about whether the financial statements as a whole, are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CAM Group’s internal controls. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about CAM Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

Renisha Lane, CPA

R.L. George CPAs & Advisors Southfield, MI

CAM Group Inc

CONSOLIDATED BALANCE SHEET
As of December 31, 2024 and 2023

	December 31,
	2024	2023
ASSETS
Current Assets
Cash	$1,328	$4,750
TOTAL ASSETS	1,328	4,350
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Long Term Liabilities	230,647	49,876
Total Liabilities	230,647	49,876
Stockholders' deficit:
Preferred stock, $.001 par value, 10,000,000 shares authorized, 5,000,000 shares issued and outstanding.	5,000	5,000
Common Stock, $0.001 par value, 90,000,000 shares authorized, 25,281,833 issued and outstanding as at December 31, 2024 and 2023 respectively.	25,295	25,295
Additional Paid-in Capital	(30,295)	(30,295)
Accumulated Deficits	(250,976)	(66,783)
Total Equity	(250,976)	(66,783)
TOTAL LIABILITIES & EQUITY	$1,328	$4,750
The accompanying notes are an integral part of these financial statements.

CAM Group Inc

CONSOLIDATED INCOME STATEMENT

For Years Ending December 31, 2024 and 2023

	Jan - Dec 24	Jan - Dec 23
Ordinary Income/Expense
Expense
Automobile Expense	129	349
Business License & Permits	1,020	625
Insurance Expense	114	325
Office Supplies	450	997
Accounting	275	1,075
Business Development	2,227	0
Investor Relation	285	496
Legal Fees - SEC Reporting	140,204	1,475
Stock Transfer Agents	35,250	1,000
Rent Expense	3,840	4,106
Telephone Expense	399	399
Total Expense	184,193	10,846
Net Ordinary Income	(184,193)	(10,846)
NET COMPREHENSIVE INCOME	(184,193)	(10,846)
BASIC AND DILUTED LOSS PER SHARE:
Net loss per common share - basic and diluted	$(0.0073)	$(0.0004)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	25,281,833	25,281,833

 The accompanying notes are an integral part of these financial statements.

CAM Group Inc

CONSOLIDATED CASH FLOW STATEMENT

For Years Ending December 31, 2024 and 2023

	Jan - Dec 24	Jan - Dec 23
OPERATING ACTIVITIES
Net Income	(184,193)	(10,846)
Adjustments to reconcile Net Income
to net cash provided by operations:
Accounts Payable
Loan Payable- Alpharidge Capital	180,771	10,846
Net cash provided by Operating Activities	180,771	10,846
Net cash increase for period	(3,422)	0
Cash at beginning of period	4,750	4,750
Cash at end of period	1,328	4,750

The accompanying notes are an integral part of these financial

CAM Group Inc CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY For Years Ending December 31, 2024 and 2023

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	TOTAL
Balance - January 1, 2018	1,000,000	$1,000	25,295,000	25,295	26,295)	$—	—
Balance - December 31, 2018	1,000,000	$1,000	25,295,000	25,295	(26,295)	$—	—
Balance - January 1, 2020	1,000,000	$1,000	25,295,000	25,295	(26,295)	$—	—
Balance - December 31, 2020	1,000,000	$1,000	25,295,000	25,295	(26,295)	$—	—
Shares Issuance	4,000,000	4,000			(4,000)		—
Balance - December 31, 2021	1,000,000	$1,000	25,295,000	25,295	(30,295)	$—	—
Net Loss - December 31, 2022						(55,937)	(55,937)
Balance - December 31, 2022	1,000,000	$5,000	25,295,000	25,295	(30,295)	(55,937)	(55,937)
Net Loss - December 31, 2023						(10,846)	(10,846)
Balance - December 31, 2023	1,000,000	$5,000	25,295,000	25,295	(30,295)	(66,783)	(66,783)
Net Loss - December 31, 2024						(184,193)	(184,193)
Balance - December 31, 2024	1,000,000	$5,000	25,295,000	25,295	(30,295)	(250,976)	(250,976)

The accompanying notes are an integral part of these financial statements.

CAM Group Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For Years Ending December 31, 2024 and 2023

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

DESCRIPTION OF BUSINESS — CAM Group, Inc. (the “Company”, “we”, “us” or “our”), a Nevada corporation, has a fiscal year end of December 31 and is listed on the OTC Pink Markets under the trading symbol CAMG. The Company had abandoned its business and failed to take steps to dissolve, liquidate and distribute its assets. It had also failed to meet the required reporting requirements with the Nevada Secretary of State, hold an annual meeting of stockholders and pay its annual franchise tax from 2015 to 2021 which resulted in its Nevada charter being revoked. The Company also failed to provide adequate current public information as defined in Rule 144, promulgated under the Securities Act of 1933, and was thus subject to revocation by the Securities and Exchange Commission pursuant to Section 12(k) of the Exchange Act. On June 4, 2021, a shareholder filed a petition for custodianship, with the District Court, Clark County, Nevada and was appointed as the custodian of the Company on June 29, 2021. The Company’s Nevada charter was reinstated on June 28, 2021, and all required reports were filed with the State of Nevada soon after. The Company remains active as of the date of this report and is currently taking steps to provide adequate current public information to meet the requirements under the Securities Act of 1933. The custodian was not able to recover any of the Company’s accounting records from previous management but was able to get the shareholder information hence the Company’s outstanding common shares were reflected in the equity section of the accompanying unaudited financial statements for the period ended December 31, 2023. CAM Group, Inc., formerly known as “RT Technologies, Inc.”, was originally incorporated as Savannah River Technologies, Inc. under the laws of the State of South Carolina on March 2, 1995. On July 20, 2007, the Company formed a corporation pursuant to the laws of the State of Nevada. On August 11, 2007, the stockholders of the Company approved a change of corporate domicile which resulted in the dissolution of the South Carolina Corporation and the Company became domiciled in the State of Nevada. On September 13, 2012, the Company changed its name to CAM Group Inc. (“CAMG”) to more accurately reflect its business after a stock exchange transaction set forth below.

The company previously had business dealings with several Chinese businesses prior to abandoning its businesses, operations and subsidiaries by 2015 (“Abandonment”). Prior to the abandonment, on April 17, 2012, CAMG acquired in an all-stock transaction, China Agriculture Media Group Co., Ltd, which was incorporated on March 30, 2011 under the laws of Hong Kong. During the same period, CAMG also established CAM Hebei as a China-based domestic enterprise and wholly owned subsidiary. Furthermore, prior to the abandonment, CAMG tried unsuccessfully, to build its core business in advertising, wholesale and retail sales and is analyzing new market opportunities that would allow management to strategically expand into additional profitable and synergistic markets.

By 2015, the Company had abandoned its business and failed to take steps to dissolve, liquidate and distribute its assets. By August 18, 2015, the Company filed Form 15-12G with the SEC to terminate its reporting obligations under the 1934 Act. After their March 31, 2015 quarterly reports, filed on May 20, 2015, the Company stopped all forms of making public report of its operation and financial results. It had also failed to meet the required reporting requirements with the Nevada Secretary of State, hold an annual meeting of stockholders and pay its annual franchise tax from 2015 to 2021 which resulted in its Nevada charter being revoked.

Following the abandonment, the company lost all of its assets and subsidiaries including those assets and subsidiaries located in China and Hong Kong, PRC. As of the date of the custodianship petition filing, the company had no assets and no existing subsidiary.

On May 17, 2021, Alpharidge Capital, LLC, a shareholder of the Company, served a demand to the Company, at last address of record, to comply with the Nevada Secretary of State statues N.R.S. 78.710 and N.R.S. 78.150. On June 4, 2021, a petition was filed against the Company in the District Court of Clark County, Nevada, entitled “In the Matter of CAM Group, Inc., a Nevada corporation” under case number A-21-835793-C by Alpharidge Capital, LLC, along with an Application for Appointment of Custodian, after several attempts to GET prior management to reinstate the Company’s Nevada charter, which had been revoked.

On June 04, 2021, the District Court of Clark County, Nevada entered an Order Granting Application for Appointment of Alpharidge Capital, LLC (the “Order”), as Custodian of the Company. Pursuant to the Order, the Alpharidge Capital, LLC (the “Custodian”) has the authority to take any actions on behalf of the Company, that are reasonable, prudent or for the benefit of pursuant to, including, but not limited to, issuing shares of stock and issuing new classes of stock, as well as entering in contracts on behalf of the Company. In addition, the Custodian, pursuant to the Order, is required to meet the requirements under the Nevada charter.

On June 28, 2021, the Custodian appointed Frank I Igwealor, who is associated to Alpharidge Capital, LLC., as the Company’s sole officer, secretary, treasurer and director.

On June 29, 2021 the Custodian sold to itself, four (4) million shares of the Preferred Stock, at par value of $0.001, in exchange for $15,000 which the Company used to fund the reinstatement of the Company with the State of Nevada, settlement of the Stock Transfer Agent’s balance. The Series A Preferred Stock has 80% voting rights over all classes of stock. Alpharidge Capital also undertook to make all reasonable efforts to provide adequate current public information to meet the requirements under the Securities Act of 1933. The purchaser of four (4) million shares of Series A Preferred Stock has control of the Company through super voting rights over all classes of the Company’s common stock. However, the court appointed control still remains with the Custodian until the Custodian files a petition with the District Court of Clark County, Nevada to relinquish custodianship and control of the Company.

On June 29, 2021, the Company filed a Certificate of Revival with the Secretary State of the State of Nevada, which reinstated the Company’s charter and appointed a new Resident Agent in Nevada. The Company remains active as of the date of this report and is currently taking steps to provide adequate current public information to meet the requirements under the Securities Act of 1933.

On March 22, 2022, Alpharidge Capital, LLC., the holder four (4) million shares of Series A Preferred Stock of the Company entered into an agreement to sell the shares to Mr. Rafael Pinedo. Mr. Pinedo operates an amalgamated Defense and Aerospace operations/assets with the business headquartered at 5900 Balcones Drive, Suite 100, Austin, TX 78731, Texas. Mr. Pinedo was appointed the Company’s President and CEO. As part of his future plan for the company, Mr. Pinedo envisaged making multiple major acquisitions in the United States.

Additionally, he also plans to make smaller and minor acquisitions from NATO countries to give the company some global reach within the NATO defense spectrum. One of the minor potential future acquisition identified by Mr. Pinedo is Technomeca Aerospace, Inc. An Austin Texas company with a subsidiary operation in Spain located at Mendelu Kalea, 53, 20300 Hondarribia, Gipuzkoa, Spain.

Although the company is optimistic that it could acquire Technomeca Aerospace, Inc. As one of its subsidiaries, there is no guarantee that the acquisition will go through. The company has not entered into a binding acquisition agreement or a binding letter of intent with Technomeca Aerospace, Inc.

On August 16, 2022, the Company was informed about a court order against the Company emanating from litigation actions of the Company’s previous management. The court order created a $2,202,702.75 liability against the Company. While the court order has been appealed promptly, and the Company’s Attorney believes the award would be overturned, the Company expresses no assurance or guarantee that the liability would be overturn at the appeal.

The appeal was filed on March 03, 2023, at the Nevada Supreme Court No. 85378, by the Law Offices of Gordinier Kang & Kim, LLP and Lemons, Grundy & Eisenberg. Not withstanding the assurances of the attorneys about the appeal, we could lose the appeal and still be subject to the judgment liability identified above. If we fail to overturn the judgment, the company would automatically become insolvent because it does not have the cash or assets with which to payoff the liability.

The judgment was issued by the District Court of Clark County, Nevada.

The plaintiffs in the litigation that resulted in judgment against the company were two of the company’s shareholders. Even though it was a derivative action, the company had no current or prior relationship with the plaintiffs other than that they are shareholders of the company. They were acting independent of the company.

The counter-claim by defendants was for Attorney fees and other cost as a consequence of the plaintiffs’ failure to obtain a more favorable outcome than the settlement previously offered to the plaintiffs by the defendants. The judgment from the District Court of Clark County, Nevada was related to a derivative action by Capital Advisor. LLC, a Utah limited liability company and Danzig, Ltd., a North Carolina corporation, individually and derivatively on behalf of nominal defendant CAM Group as plaintiff. The derivative action was against two of the company’s previous management namely Wei Xuan Luo and Wei Heng Cai as defendants. However, the judgment awarded Attorney Fees and Cost to the Defendants against the plaintiff. The court found that plaintiff had previously rejected defendant valid offers in the amount of $300,000 and $30,000 respectively, and pursued the litigation. Court found that the rejection of the offer without obtaining a more favorable judgement entitled the offeror of post-offer cost and expenses recovery from the offeree under NRCP 68(f).

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

BASIS OF PRESENTATION — The Company has earned insignificant revenues from limited principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

BASIS OF ACCOUNTING — The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. All intercompany transactions have been eliminated.

GOING CONCERN — The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company currently has no operations. The Company intends to commence operations as set out below and raise the necessary funds to carry out the aforementioned strategies. The Company cannot be certain that it will be successful in these strategies even with the required funding. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash equivalents include demand deposits, money market funds, and all highly liquid debt instructions with original maturities of three months or less.

Financial Instruments

The FASB issued ASC 820-10, Fair Value Measurements and Disclosures, for financial assets and liabilities. ASC 820- 10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

- Level 1: Quoted prices in active markets for identical assets or liabilities

-  Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

-  Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Concentrations and Credit Risks

The Company’s financial instruments that are exposed to concentrations and credit risk primarily consist of its cash, sales and accounts receivable. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Foreign Currency Translation

The accounts of the Company are accounted for in accordance with the Statement of Financial Accounting Statements No. 52 (“SFAS 52”), “Foreign Currency Translation”. The financial statements of the Company are translated into US dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and shareholders’ equity at historical exchange rate.

Monetary assets and liabilities, and the related revenue, expense, gain and loss accounts, of the Company are re- measured at year-end exchange rates. Non-monetary assets and liabilities, and the related revenue, expense, gain and loss accounts are re-measured at historical rates. Adjustments which result from the re-measurement of the assets and liabilities of the Company are included in net income.

Share-Based Compensation

ASC 718, Compensation – Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized in the period of grant.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, Equity – Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

As of December 31, 2024 and 2023, respectively, there was $0.00 of unrecognized expense related to non-vested stock- based compensation arrangements granted. There have been no options granted during the three months ended December 31, 2024 and 2023, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Deferred tax assets or liabilities were offset by a 100% valuation allowance, therefore there has been no recognized benefit as of December 31, 2024 and 2023, respectively. Further it is unlikely with the change of control that the Company will have the ability to realize any future tax benefits that may exist.

Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Earnings Per Share

Net income (loss) per share is calculated in accordance with ASC 260, Earnings Per Share. The weighted-average number of common shares outstanding during each period is used to compute basic earnings or loss per share. Diluted earnings or loss per share is computed using the weighted average number of shares and diluted potential common shares outstanding. Dilutive potential common shares are additional common shares assumed to be exercised.

Basic net income (loss) per common share is based on the weighted average number of shares of common stock outstanding at December 31, 2024 and 2023. Due to net operating loss, there is no presentation of dilutive earnings per share, as it would be anti-dilutive.

Forgiveness of Indebtedness

The Company follows the guidance of AS 470.10 related to debt forgiveness and extinguishment. Debts of the Company are considered extinguished when the statute of limitations in the applicable jurisdiction expires or when terminated by judicial authority such as the granting of a declaratory judgment. Debts to related parties or shareholders are treated as capital transactions when forgiven or extinguished and credited to additional paid in capital. Debts to non-related parties are treated as other income when forgiven or extinguished.

Recent Accounting Pronouncements

We have reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe any of these pronouncements will have a material impact on the Company.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815), which changes both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results, in order to better align an entity’s risk management activities and financial reporting for hedging relationships. The amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. FASB ASU No. 2017-12 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual reporting periods, with early adoption permitted. We are still evaluating the impact that this guidance will have on our financial position or results of operations, and we have not yet determined whether we will early adopt FASB ASU No. 2017-12.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This guidance changes how companies account for certain aspects of share-based payments to employees. Among other things, under the new guidance, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in-capital (“APIC”), but will instead record such items as income tax expense or benefit in the income statement, and APIC pools will be eliminated. Companies will apply this guidance prospectively. Another component of the new guidance allows companies to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards, whereby forfeitures can be estimated, as required today, or recognized when they occur. If elected, the change to recognize forfeitures when they occur needs to be adopted using a modified retrospective approach. All of the guidance will be effective for the Company in the fiscal year beginning January 1, 2018. Early adoption is permitted. The Company is currently evaluating the impact of this guidance, if any, on its financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes new accounting and disclosure requirements for leases. FASB ASU No. 2016-02 requires lessees to classify most leases as either finance or operating leases and to initially recognize a lease liability and right-of-use asset. Entities may elect to account for certain short-term leases (with a term of 12 months or less) using a method similar to the current operating lease model. The statements of operations will include, for finance leases, separate recognition of interest on the lease liability and amortization of the right-of-use asset and for operating leases, a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a straight-line basis. While we are in the early stages of our implementation process for FASB ASU No. 2016-02, and have not yet determined its impact on our financial position or results of operations, these leases would potentially be required to be presented on the balance sheet in accordance with the requirements of FASB ASU No. 2016-02. FASB ASU No. 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual reporting periods, with early adoption permitted. FASB ASU No. 2016-02 must be applied using a modified retrospective approach, which requires recognition and measurement of leases at the beginning of the earliest period presented, with certain practical expedients available.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The guidance requires an entity to measure inventory at the lower of cost or net realizable value, which is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation, rather than the lower of cost or market in the previous guidance. This amendment applies to inventory that is measured using first-in, first-out (FIFO). This amendment is effective for public entities for fiscal years beginning after December 15, 2016, including interim periods within those years. A reporting entity should apply the amendments prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this guidance, if any, on its financial statements and related disclosures.

In June 16014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. generally accepted accounting principles when it becomes effective. In July 2015, the FASB deferred the effective date of the standard by an additional year; however, it provided companies the option to adopt one year earlier, commensurate with the original effective date. Accordingly, the standard will be effective for the Company in the fiscal year beginning January 1, 2018, with an option to adopt the standard for the fiscal year beginning January 1, 2017. The Company is currently evaluating this standard and has not yet selected a transition method or the effective date on which it plans to adopt the standard, nor has it determined the effect of the standard on its financial statements and related disclosures.

NOTE 4 - INCOME TAXES

Income taxes are provided based upon the liability method. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by accounting standards to allow recognition of such an asset.

NOTE 5 – NOTES PAYABLE – RELATED PARTIES

The following notes payable were from related parties:

Amounts due to stockholders are unsecured, non-bearing and are due on demand, and total $74,033 and $63,186 as of 2024 and 2023 respectively.

NOTE 6 – NOTES PAYABLE

None

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s operations are subject to significant risks and uncertainties including financial, operational and regulatory risks, including the potential risk of business failure. The Company has entered into zero contracts during the year.

Legal and other matter

In the normal course of business, the Company may become a party to litigation matters involving claims against the Company. The Company's management is aware of a garnishment order that was previously served to the Company’s Stock Transfer Agents. The Company’s attorneys are reviewing the garnishment order to ascertain its implication to the company’s financial statements. Aside from the court order discussed above, The Company's management is unaware of any pending or threatened assertions and there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 8 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of filing the consolidated financial statements with OTC Markets, the date the consolidated financial statements were available to be issued. Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the consolidated financial statements thereby requiring adjustment or disclosure, other than those noted below:

None.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAM GROUP, INC.

By:	/s/ Ambrose O Egbuonu
Ambrose O Egbuonu
Executive Chairman
September 9, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the date indicated.

CAM GROUP, INC.

By:	/s/ Ambrose O Egbuonu
Ambrose O Egbuonu
Executive Chairman
September 9, 2024